Exhibit 5.3

Martin Hu Senior Partner martin.hu@mhplawyer.corn +86 21 5010-1666 *988

4 January 2011

Euro Pacific Capital, Inc.
88 Post Road West
3rd Floor Westport, CT 06880
Tel: 203 662 9700
Fax: 203 662 9771

Re: CORPORATE STRUCTURES AND RELATED ISSUES OF GUANGZHOU TANKE INDUSTRY CO., LTD., ITS SUBSIDIARIES AND BRANCH

Dear Sir/Madam:

We are a firm of lawyers qualified to practice and practicing in the People's Republic of China ("China" or the "PRC"), and we have acted as the Chinese legal counsel of Guangzhou Tanke Industry Co., Ltd. ("Tanke Industry"), a company incorporated under the laws of China, along with its subsidiaries, Guangzhou Tanke Bio-Tech Co., Ltd. ("Tanke Bio-Tech"), a Sino-foreign invested joint venture enterprise incorporated under the laws of China, Guangzhou Jenyi Bio-Tech Co., Ltd. ("Jenyi Bio-Tech"), a company incorporated under the laws of China, and Guangzhou Tanke Animal Health Product Co., Ltd. ("Tanke Animal"), a company incorporated under the laws of China; its branch, Zhuj iang New Town Branch of Guangzhou Tanke Industry Co., Ltd. ("Zhujiang Branch").

We have been instructed by Tanke Industry to render a legal opinion (this "Opinion") with respect to (i) the legality of the ownership structure of Tanke Industry, its subsidiaries, its branch and Guangzhou Kanghui Agricultural Technology Co., Ltd. ("Kanghui Agri"); and (ii) the validity and enforceability of certain Contractual Arrangements (as defined below) among the entities identified herein. Tanke Industry, its subsidiaries, its branch and Kanghui Agri above-mentioned are sometimes hereinafter collectively referred to as the "Companies".

For the purpose of giving this Opinion, we have examined the following documents (collectively the "Documents"):

(a) Copies of the chartered documents of the Companies, including their most current Business Licenses, Certificates of Approval and Articles of Association;

(b) Copies of the executed shareholders resolution of Tanke Industry authorizing respective contractual arrangement structure with Kanghui Agri;

1

(c) Copies of the executed agreements for the Contractual Arrangements (as defined below) among Tanke Industry, its shareholders and Kanghui Agri; and

(d) The government records of the Companies on file and available for inspection at the State Administration for Industry and Commerce of the PRC ("AIC") as of the issuance date of this Opinion.

We have reviewed such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render this Opinion set forth below.

A company search conducted at the AIC is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company's public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by a company in. any other jurisdiction.

For the purpose of this Opinion we have assumed:

(a) the genuineness of all signatures and seals, the conformity to originals of all Documents purporting to be copies of originals and the authenticity of the originals of such Documents;

(b) all the obligations under the Documents of each party thereto other than the Companies are legal, valid and binding on that party in accordance with the terms;

(c) the due compliance with all matters (including, without limitation, the obtaining of necessary consents, licenses and approvals, and the making of necessary fillings and registrations) required under any laws other than the laws of the PRC and compliance with the provisions of such laws as are applicable to the Documents and the parties thereto and the legality, validity and enforceability of the Documents under such laws;

(d) that such Documents containing resolutions of directors and members/shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the members/shareholders, respectively, accurately and genuinely represent proceedings of meetings of the directors and/or the members/shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(e) the accuracy and completeness of all factual representations (if any) made in the Documents;

(f) that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

2

(g) that the information disclosed by the company searches referred to above is accurate and complete as at the time of this Opinion and conforms to records maintained by the company and that, in the case of each company search, such search did not fail to disclose any information which had been filed with or delivered to the AIC but had not been processed at the time when the search was conducted; and

(h) that there has been no change in the information contained in the latest annual tax return of the Companies as of the issuance date of this Opinion.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current law and practice in the PRC and is to be construed in accordance with, and is governed by, the laws of the PRC.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

A. CORPORATE STRUCTURES

1. Tanke Industry

Tanke Industry was incorporated on 21 April 1997, under the laws of China. Its registered address is No. 134, Meijing Street, Changxing Road, Tianhe District, Guangzhou and the registration number is 440106000101193.

The initial shareholders and shareholding structure of Tanke Industry upon establishment are as follows: the registered capital was RMB 500,000, among which, Guangzhou Tianhe Lianhua Agricultural Technology Co., Ltd. ("Lianhua Agri") contributed RMB 50,000, 10% of the total registered capital; Qiu Guixiong contributed RMB 150,000, 30% of the total registered capital; Li Fangling contributed RMB 50,000, 10% of the total registered capital; He Zhenming contributed RMB 145,000, 29% of the total registered capital; and Huang Wenxie contributed RMB 105,000, 21% of the total registered capital.

(1) Capital Increase and Share Transfer in July 2000

On 10 July 2000, the shareholders meeting of Tanke Industry resolved to approve shareholders change and capital increase from RMB 500,000 to RMB 2,000,000.

(i) On 11 July 2000, He Zhenming, Huang Wenxie and Li Fangling entered into a Share Transfer Agreement with Qiu Guixiong, Gao Bi and Liang Xiuzhen. According to this Agreement, He Zhenming transferred 8% of the registered capital (capital contribution of RMB 40,000) to Qiu Guixiong and 21% of the registered capital (contribution of RMB 105,000) to Gao Bi; Huang Wenxie transferred 10% of the registered capital (contribution of RMB 50,000) to Liang Xiuzhen and 11% of the registered capital (contribution of RMB 55,000) to Gao Bi; and Li Fangling transferred 10% of the registered capital (contribution of RMB 50,000) to Liang Xiuzhen.

3

(ii) The registered capital has been increased by RMB 1,500,000, among which Qiu Guixiong contributed RMB 570,000; Gao Bi contributed RMB 480,000; Liang Xiuzhen contributed RMB 300,000; and Lianhua Agri contributed RMB 150,000.

On 12 July 2000, Guangdong Jinwuyang Accounting Firm issued a Capital Contribution Verification Report (Jin Wu Yang Yan Zi (2000) No. 1643) verifying that Tanke Industry had received a capital increase of RMB 1,500,000 in the form of cash from its shareholders as of 10 July 2000. After the capital increase, the paid-in registered capital was RMB 2,000,000.

After the above share transfer and capital increase, the shareholding structure of Tanke Industry was changed to the following:

(2) Share Transfer and Capital Increase in November 2003

On 2 November 2003, the shareholders meeting of Tanke Industry resolved to approve the share transfer from Lianhua Agri to Qiu Guixiong and capital increase from RMB 2,000,000 to RMB 4,000,000.

(i) Lianhua Agri entered into a Share Transfer Agreement with Qiu Guixiong, Gao Bi and Liang Xiuzhen. According to this Agreement, Lianhua Agri transferred 10% of the registered capital (capital contribution of RMB 200,000) to Qiu Guixiong.

(ii) The registered capital was increased by RMB 2,000,000, among which Qiu Guixiong contributed RMB 920,000; Gao Bi contributed RMB 640,000; and Liang Xiuzhen contributed RMB 440,000.

On 17 November 2003, Guangdong Zhongsheng Accounting Firm issued a Capital Contribution Verification Report (Yue Zhong Sheng Yan Zi (2003) No. 1082) verifying that Tanke Industry had received a capital increase of RMB 2,040,000 from its shareholders as of 6 November 2003, among which RMB 2,000,000 is for capital increase and RMB 40,000 is recorded as loan from shareholders (RMB 10,000 from Gao Bi and RMB 30,000 from Liang Xiuzhen).

4

After the above share transfer and capital increase, the shareholding structure of Tanke Industry was changed to the following:

(3) Capital Increase in July 2004

On 2 June 2004, the shareholders meeting of Tanke Industry resolved to approve capital increase from RMB 4,000,000 to RMB 7,000,000, by RMB 3,000,000, among which Qiu Guixiong contributed RMB 1,410,000; Gao Bi contributed RMB 960,000; and Liang Xiuzhen contributed RMB 630,000.

On 21 July 2004, Guangzhou Huatian Accounting Firm issued a Capital Contribution Verification Report (Hua TianYan Zi (2004) No. HY0158) verifying that Tanke Industry had received a capital increase of RMB 3,000,000 in the form of cash from its shareholders as of 21 July 2004.

After the above capital increase, the shareholding structure of Tanke Industry was changed to the following:

(4) Capital Increase in January 2005

On 15 January 2005, the shareholders meeting of Tanke Industry resolved to approve capital increase from RMB 7,000,000 to RMB 9,500,000, by RMB 2,500,000, among which Qiu Guixiong contributed RMB 1,175,000; Gao Bi contributed RMB 800,000; and Liang Xiuzhen contributed RMB 525,000.

5

On 24 January 2005, Guangzhou Huatian Accounting Firm issued a Capital Contribution Verification Report (Hua Tian Yan Zi (2005) No. 0195) verifying that Tanke Industry had received a capital increase of RMB 2,500,000 in the form of cash from its shareholders as of 19 January 2005.

After the above capital increase, the shareholding structure of Tanke Industry was changed to the following:

(5) Capital Increase in November 2009

On 1 November 2009, the shareholders meeting of Tanke Industry resolved to approve capital increase from RMB 9,500,000 to RMB 10,000,000, by RMB 500,000, among which Qiu Guixiong contributed RMB 35,000; Gao Bi contributed RMB 160,000; Liang Xiuzhen contributed RMB 5,000; and the new shareholder, Teng Bing contributed RMB 300,000. All the contributions are in the form of cash. After the capital increase, the registered capital of Tanke Industry was increased from RMB 9,500,000 to RMB 10,000,000.

On 20 November 2009, Guangzhou Rongcheng Partnership Accounting Firm issued a Capital Contribution Verification Report (Sui Rong Cheng Yan Zi (2009) No. 1104) verifying that Tanke Industry had received a capital increase of RMB 500,000 in the form of cash from its shareholders as of 20 November 2009.

After the above capital increase, the shareholding structure of Tanke Industry was changed to the following and remains so as of today:

6

2. Tanke Industry's Subsidiaries

(1) Tanke Bio-Tech

According to the AIC registration documents, Tanke Bic-Tech is a Sino-foreign joint venture limited liability company duly approved by Guangzhou government evidenced by the Certificate of Approval for Foreign Investment (Shang Wai Zi Sui Hua He Zi Zheng Zi (2005) No. 0005) and duly registered with Guangzhou AIC on 5 July 2005.

It currently holds a business license (No. 440101400041667) issued by Guangzhou AIC on 6 May 2010 with the registered address at No. 13, Building 4, Huaqiao Market, Huaqiao Town, Huadu District, Guangzhou.

The shareholding structure of Tanke Bio-Tech upon establishment was as follows: the total investment was RMB 2,000,000 and the registered capital was RMB 2,000,000. Among the registered capital, Tanke Industry contributed RMB 1,500,000 in the form of contribution in kind (75% of the registered capital); V.Jiang International Inc. ("VJ International") contributed foreign currency in cash equivalent to RMB 500,000 (25% of the registered capital).

Current shareholding structure of Tanke Bio-Tech is as follows:

According to the materials provided by Tanke Industry, VJ International has signed a share transfer agreement with China Flying on 1 January 2010, transferring its 25% share in Tanke Bio-Tech (RMB 500,000 capital contribution) to China Flying Development Limited ("China Flying"). Currently, the approval and registration procedures for the share transfer are in progress.

(2) Jenyi Bio-Tech

According to AIC registration documents, Jenyi Bio-Tech is a limited liability company registered with Guangzhou AIC, Huadu Branch and was established on 16 May 2006. It was solely funded by Tanke Industry with the contribution of registered capital of RMB 1,000,000 upon establishment. It currently holds a business license (No. 440121000012362) issued by Guangzhou AIC, Huadu Branch on 20 October 2009 with the registered address of No. 1, Laohutou, Wangongtang, Huadong Town, Huadu District, Guangzhou. On 26 April 2006, Guangzhou Huatian Accounting Firm issued a Capital Contribution Verification Report (Hua Tian Kuai Yan Zi (2006) No. 0858) verifying that Jenyi Bio-Tech had received capital contribution of RMB 1,000,000 from Tanke Industry as of 26 April 2006. Among the contribution, Tanke Industry contributed RMB 360,000 in the form of cash and RMB 640,000 in the form of contribution in kind. The contribution in kind provided by Tanke Industry in the form of machines and equipments were appraised as being equivalent to RMB 641,924.90 in the Appraisal Report (Hua Tian Ping Zi (2006) No. 0027) issued by Guangzhou Huatian Accounting Firm. The shareholder of Jenyi Bio-Tech resolved to recognize such contribution in kind being equivalent to RMB 640,000 as the contribution of Tanke Industry. The title and the right to use of the machines and equipments as the contribution in kind have been transferred to and registered under the name of Jenyi Bio-Tech as of 21 April 2006.

7

According to AIC registration documents, the registered capital and the shareholding structure of Jenyi Bio-Tech remain same since the date of establishment.

(3) Tanke Animal

According to AIC registration documents, Tanke Animal is a limited liability company registered with Guangzhou AIC, Huadu Branch and was established on 16 August 2006. It was solely funded by Tanke Industry with the contribution of registered capital of RMB 1,000,000 upon establishment. It currently holds a business license (No. 440121000012379) issued by Guangzhou AIC, Huadu Branch on 20 October 2009, with registered address of No. 2, Laohutou, Wangongtang, Huadong Town, Huadu District, Guangzhou.

On 9 August 2006, Guangzhou Huatian Accounting Firm issued a Capital Contribution Verification Report (Hua Tian Kuai Yan Zi (2006) No. HT0914) verifying that Tanke Animal had received capital contribution of RMB 1,000,000 from Tanke Industry as of 7 August 2006. Among the contribution, Tanke Industry contributed RMB 500,000 in the form of cash and RMB 500,000 in the form of contribution in kind. The contribution in kind provided by Tanke Industry in the form of machineS and equipments were appraised as being equivalent to RMB 522,834 in the Appraisal Report (Hua Tian Ping Zi (2005) No. 0241) issued by Guangzhou Huatian Accounting Firm. The shareholder of Tanke Animal resolved to recognize such contribution of in kind being equivalent to RMB 500,000 as the contribution of Tanke Industry. The title and the right to use of the machines and equipments as the contribution in kind have been transferred to and registered under the name of Tanke Animal on 1 August 2006.

According to AIC registration documents, the registered capital and shareholding structure of Tanke Animal remain same since the date of establishment.

3. Tanke Industry's Branch

On 12 May 2005, Tanke Industry established a branch, Zhujiang Branch. Zhujiang Branch holds a business license ((Fen) No. 440106000193562) issued by Guangzhou AIC, Tianhe Branch. The registered address is Room 2801, Dong Hao Ge, Huihao Building, 519 Machang Road, Zhujiang New Town, Tianhe District, Guangzhou (the function of the registered address is limited to office use only). The chief representative is Qiu Guixiong and the business scope is business liaison for the parent company.

8

Zhujiang Branch has passed the AIC annual inspection of 2009.

4. Kanghui Agri

According to the AIC registration documents, Kanghui Agri is a limited liability company (solely invested by Taiwan, Hong Kong or Macau investors) duly approved by Guangzhou government evidenced by the Certificate of Approval for Foreign Investment Enterprises (Shang Wai Zi Sui Tia Wai Zi Zheng Zi (2010) 0041) and duly registered with Guangzhou AIC on 27 May 2010.

The current profile of Kanghui Agri is as follows: the registered address is Rear Unit, 2F, No. 281 Changxing Road, Tianhe District, Guangzhou; the legal representative is Wu Chunrui; the total investment is USD 75,000; the registered capital is USD 75,000 (capital verification is in process); the type of the company is limited liability company (solely invested by Taiwan, Hong Kong or Macau investors); the business scope is cultivation and process of corn silage (operation limited to branch); development, research and consultancy with respect to technology relating to the food produced from agriculture and its sideline, agricultural technology and animal husbandry technology (excluding the operation prohibited by laws; need license for the operation which needs permission).

According to our examination, the shareholder of Kanghui Agri is China Flying, which was duly established and registered in Hong Kong Special Administrative Region of the PRC.

According to AIC registration documents of Kanghui Agri, the sole shareholder of China Flying is Wong Kwai Ho, who is a resident of Hong Kong with identification number of K012762(0).

B. CONTRACTUAL ARRANGEMENTS

On 3 January 2011, Tanke Industry and its shareholders entered into a set of contractual arrangements (collectively the "Contractual Arrangements") with Kanghui Agri. The relationship between Kanghui Agri on one hand, and Tanke Industry and its shareholders on the other hand, are governed by the Contractual Arrangements as follows:

The "Contractual Arrangements" are comprised of a series of agreements, including: (1) a Consulting Services Agreement, through which Kanghui Agri has the right to advise, consult, manage and operate Tanke Industry (the "Operating Entity"), and collect and own all of the • net profits of the Operating Entity; (2) an Operating Agreement, through which Kanghui Agri has the right to recommend director candidates and appoint the senior executives of the Operating Entity, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Entity, and guarantee the contractual performance by the Operating Entity of any agreements with third parties, in exchange for a pledge by the Operating Entity of its accounts receivable and assets; (3) a Voting Rights Proxy Agreement, under which the shareholders of the Operating Entity have vested their collective voting control over the Operating Entity to Kanghui Agri and will only transfer their respective equity interests in the Operating Entity to Kanghui Agri or its designee(s); (4) an Option Agreement, under which the shareholders the Operating Entity have granted Kanghui Agri the irrevocable right and option to acquire all of their equity interests in the Operating Entity; and (5) an Equity Pledge Agreement, under which the shareholders of the Operating Entity have pledged all of their rights, titles and interests in the Operating Entity to Kanghui Agri to guarantee the Operating Entity's performance of its obligations under the Consulting Services Agreement.

9

C. M&A RULE, SAFE NOTICE 75 COMPLIANCE AND RELATED ISSUES

1. M&A Rules Compliance

On 8 August 2006, six PRC regulatory authorities, including the State Administration for Foreign Exchange ("SAFE"), Ministry of Commerce ("MOC") and the China Securities Regulatory Commission, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors ("M&A Rules" or "Circular 10"), a regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on 8 September 2006 and was amended on 22 June 2009.

M&A Rules mainly govern the foreign investors' acquisition of Chinese domestic enterprises, including a) the acquisition of the equities of domestic non-foreign-funded enterprises by foreign investors; b) the subscription of the increased capital of a domestic company by foreign investors; and c) the incorporation of a foreign-funded enterprise by foreign investors by purchasing the operating assets of a domestic enterprise.

Since China Flying's incorporation of Kanghui Agri is a foreign direct investment in nature, rather than a foreign investor's acquisition of a domestic Chinese company, the local counterpart of MOC approved Kanghui Agri's establishment based upon other PRC regulations, M&A Rules, therefore, are not applicable to Kanghui Agri nor its Contractual Arrangements with Tanke Industry and the shareholders of Tanke Industry.

2. SAFE Notice 75

On 21 October 2005, SAFE issued the Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies ("Notice 75"). This Notice requires the owners of any Chinese companies to fulfill SAFE's registration before establishing any offshore holding company structure for foreign fmancing as well as subsequent acquisition matters in China.

10

So far, none of the shareholders of Tanke Industry has individually or collectively owned any shares of the offshore companies, including China Flying, Golden Genesis Limited ("Golden Genesis", a company incorporated in British Virgin Island) as well as Greyhound Commissary, Inc. ("Greyhound"). The shareholders of Tanke Industry, as PRC residents, therefore, are not subject to SAFE's registration under Notice 75.

We have reviewed the Call Option Agreement between Golden Genesis and the shareholders of Tanke Industry dated 3 January 2011. The shareholders of Tanke Industry will be required to register at SAFE under Notice 75 when he/she receives shares of Greyhound.

D. LAND ISSUES

On 21 November 2003, Tanke Industry entered into a Land Use Right Grant Agreement with the Government of Huaqiao Town, Huadu District, Guangzhou, under which the Government of Huaqiao Town granted to Tanke Industry the land use right of No. 2 Industry Area of Huaqiao Town (the "Land") (i.e., Laohutou Lot, Wangongtang) covering an area of around 60 mu (around 40,020 m2). The nature of the Land in the agreement is industrial land. The consideration is RMB 4,080,000. According to the payment voucher provided by Tanke Industry, Tanke Industry has paid RMB 1,900,000 for acquiring the land use right. Tanke Industry is still in the process of application for the Land Use Right Certificate according to the certification made by Land Resources and Housing Administrative Bureau of Guangzhou Huadu District ("Huadu Land Bureau").

For the purpose of formalizing the use of the Land, whereas the application for the Land Use Right Certificate to such Land was in process, Tanke Industry and Guangzhou Baoyuhua Industrial Co., Ltd. ("Baoyuhua Industrial") entered into a Land Lease Agreement on 15 April 2006, under which Baoyuhua Industrial leased to Tanke Industry the Land. The term of lease is 15 years from 20 May 2006 to 20 May 2021. The lease will be automatically terminated if Tanke Industry obtains the Land Use Right Certificate during the term of this lease agreement. The rent is RMB 60,000 per year. The Land Lease Agreement also provides that the advance payment that is equivalent to RMB 2,000,000 shall be paid to Baoyuhua Industrial for applying for the Land Use Right Certificate, land registration formalities, conversion of the nature of the Land and etc. According to the certification made by Huadu Land Bureau, Baoyuhua Industrial has the authorization to deal with the above land lease issues.

According to Tanke Industry and analysis based upon current materials, we are of the opinion that the abovementioned land is collectively owned by local farmers (unless further evidences suggest that the ownership of the land has been transformed into State-owned). Therefore, the current way of using the land by Tanke Group does not comply with the current laws and regulations of China. Such non-compliance with respect to the way of using the land is due to historical reasons and Tanke Industry has entered into a Land Lease Agreement. Meanwhile, according to Tanke Industry, it is making efforts to formally acquire land use right through bidding, listing and auction procedures as required by law. According to the certification made by Huadu Land Bureau, we are of the opinion that Baoyuhua Industrial has the authorization to deal with the above land lease issues and Tanke Industry is in the process of application for the Land Use Right Certificate.

11

E. CONCLUSION

Each of Kanghui Agri and Tanke Industry including Tanke Industry's subsidiaries and branch has been a business entity duly established, validly existing and in good standing under the laws of the PRC. Each of Kanghui Agri and Tanke Industry including Tanke Industry's subsidiaries and branch has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business. Each of Kanghui Agri and Take Industry including Tanke Industry's subsidiaries and branch is qualified to do business in the respective jurisdiction of its establishment.

Under PRC laws, each of Kanghui Agri and Tanke Industry including Tanke Industry's subsidiaries is an independent business entity, not exposed to the liabilities incurred by another entity.

The execution, delivery and performance of the aforesaid Contractual Arrangements, as may be amended and restated, by Kanghui Agri, Tanke Industry as well as its shareholders, and the consummation of the transactions contemplated thereby: (a) do not and will not result in a violation of, or constitute a default under (i) the respective organizational and/or governing documents of Kanghui Agri and Tanke Industry including Tanke Industry's subsidiaries and branch, (ii) any other agreements, notes, leases, mortgages, deeds or other instrument to which any of the Kanghui Agri and Tanke Industry including Tanke Industry's subsidiaries and branch is a party to or by which any of such entities is bound or affected by, or (iii) any applicable law, rule or regulation of the PRC; and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Contractual Arrangements) upon or with respect to the respective properties under the organizational and/or governing documents of these business entities. The execution and delivery of aforesaid Contractual Agreements will not result in a violation of, or constitute a default under, nor will it affect the validity or enforceability of, the Contractual Arrangements.

No authorization, approval, consent, filing or other order of any PRC governmental body, regulatory agency, self-regulatory organization, stock exchange or market, court or any third party is required to be obtained by any one of Kanghui Agri, Tanke Industry and their respective shareholders, or all of them, in order to enter into and perform their respective obligations under the Contractual Arrangements, as may be amended and restated, or to exercise any rights and remedies under any of the Contractual Arrangements, as may be amended and restated.

12

The Contractual Arrangements constitute valid and binding obligations of the parties to such agreements. Each of the Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of China.

Due to historical reasons, the current status of the Land may lead to legal uncertainty to certain degree and may cause interruption to the continuous business operation of Tanke Industry and its subsidiaries.

F. CERTAIN LIMITATIONS AND QUALIFICATIONS

The opinions expressed hereinabove are based on documents furnished by Tanke Industry and its shareholders, and our interpretation of those on the basis of the published and publicly available laws and regulations of the PRC which in our experience are applicable. We note, however, that laws and the regulations in China have been subject to substantial and frequent revisions in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities, would not adversely impact or affect the opinions set forth in this Opinion. This Opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party, without the express prior written consent of Martin Hu & Partners, Attorneys at Law (MBP Law Finn).

Sincerely yours,

Martin Hu
Attorney at Law/Senior Partner

Martin Hu & Partners
Attorneys at Law

Initial:	13